CSFB CREDIT SUISSE FIRST BOSTON

IRWIN HOME EQUITY MORTGAGE TRUST 2005-B

DERIVED INFORMATION [05/26/2005]

IRWIN HOME EQUITY MORTGAGE TRUST 2005-B

[$238,256,918]

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

U.S. Bank National Association

Indenture Trustee

The information contained in the attached materials is referred to as the “Information”.

The Information has been provided by Credit Suisse First Boston. The Information contained herein is preliminary and subject to change.

The Information addresses only certain aspects of the applicable Note’s characteristics and thus does not provide a complete assessment or contain all material information about the Notes. As such, the Information may not reflect the impact of all structural characteristics of the Notes. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Although a registration statement (including the prospectus) relating to the Notes discussed in this communication has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the Notes discussed in this communication has not been filed with the Securities and Exchange Commission. There shall not be any offer or sale of the Notes discussed in this communication in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Prospective purchasers are recommended to review the final prospectus and prospectus supplement relating to the Notes (“Offering Documents”) discussed in this communication for definitive Information on any matter discussed in this communication. Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current. A final prospectus and prospectus supplement may be obtained by contacting the Credit Suisse First Boston Trading Desk at (212) 538-8373 or from the Securities and Exchange Commission’s website.

The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool. Neither Credit Suisse First Boston LLC nor the Depositor have verified these analyses, calculations or valuations or represent that any such valuations represent levels where actual trades may occur.

Instructions: Please also provide info on conforming and non-conforming pool (cells have already been formatted in column B, C, D, E)
	aggregate pool	group: FRM	group: HELOC
gross WAC	9.36%	10.98%	7.43%

wtd avg FICO	703	703	702
FICO < 600	4%	3%	6%
FICO 600-650	12%	12%	12&

wtd avg CLTV	101%	109%	91%
CLTV = 80	0%	0%	1%
CLTV > 80.01	84%	90%	77%
CLTV 95.01 - 100	24%	12%	39%
Full Doc (%)	75%	84%	65%
Stated Doc (%)	0%	0%	0%

purch (%) M)	2%	0%	%
CO refi ) (%)	98%	100%	%
Own Occ (%)	100%	100%	%
Prepay Penalty (%)	84%	78%	%
DTI (%)	40%	41%	%
ARM ?(%) )	46%	0%	%
2/28 (%)
3/27 (%)
1st Lien (%)	5.60	0.93	11.20
Avg Loan Balance	$57,163.37	$564.83	$57,999.99
# of Loans	4,168	2,298	1,870
Loan Bal < $100k	74.30%	88.98%	56.73%
Rates 12%	21.35	37.63	1.86
Manuf Housing (%)	0	0	0

largest state	CA (21.4%)	CA (8.9%)	CA (36.3%)
silent 2nd (%)	4%	0%	9%
IO loans (%)	46%	0%	100%
5yr r 1IO	0	0	0
2 yr O IO	0%	0%	0%
IO: FICO	702	-	702
IO LTV	91%	0%	91%
IO DTI	39%	0%	39%
IO full doc	46%	0%	100%
IO: purch	46%	0%	100%